UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

November 15, 2005

Date of Report (Date of Earliest Event Reported)

RENASANT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Mississippi	000-12154	64-0676974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi	38802-0709
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (662) 680-1001

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2005, the Board of Directors of Renasant Corporation (the “Company”) amended The Peoples Holding Company Deferred Compensation Plan (the “Plan”) to change the name of the Plan to the Renasant Corporation Deferred Stock Unit Plan and to transfer account balances established and maintained under the Renasant Bancshares, Inc. Executive Nonqualified Excess Plan to the Plan.

Under the amendment, the bookkeeping account maintained for each participant under the Renasant Bancshares, Inc. Executive Nonqualified Excess Plan was valued as of November 11, 2005, and transferred to a new bookkeeping account established for each such participant under the Plan. During the deferral period, such accounts will be and remain notionally invested in units, each representing a share of the Company’s $5.00 par value common stock. The number of units initially credited to each such account was determined as the quotient of the value of each participant’s newly-established account divided by the fair market value of a share of the Company’s common stock on November 11th. Each such account will be periodically credited with dividend equivalent units, as and when dividends on the Company’s common stock are declared by its Board of Directors. Pending distribution, the accounts will be administered in accordance with the terms of the Plan and in a manner consistent with the provisions of Section 409(A) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Amendment No. 3 to The Peoples Holding Company Deferred Compensation Plan, effective November 15, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this request to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION

Date: November 17, 2005	By:	/s/ E. Robinson McGraw

E. Robinson McGraw
Chairman, President and Chief Executive Officer